THIS OPERATING AGREEMENT made the 11th day of November, 2014 (the "Execution Date").

AMONG

POPPY’S TEAS LLC, a Limited Liability Company (“Poppy” or “Poppy’s”), organized under the laws of the State of Florida with its executive office at 1093 A1A Beach Blvd Suite 455, St, Augustine, Florida, 32080

("Poppy” or “Poppies" or “PoViva”)

AND:

LEXARIA CORP., a corporation duly incorporated under the laws of the State of Nevada with its executive office at 950-1130 West Pender Street, Vancouver, British Columbia

("Lexaria" and together with Poppy, the "Parties")

WHEREAS:

A.

POPPY and LEXARIA wish to develop a business of legally producing, manufacturing, importing/exporting, testing, researching and developing, a line of CBD (cannabinoid)-infused teas, drinks and foods (the "Business") headquartered at the street address of 1093 A1A Beach Blvd Suite 455, St, Augustine, Florida, 32080(the "Property").

C.          POPPY will acquire and maintain in good standing, any and all licenses and regulatory approvals required in order to conduct business in every location in which it produces, sells or transports its products to, whether municipal, state, provincial or federal (the "License")

D.          POPPY will change its name, as soon as practicable following the execution of this Agreement, to PoViva Tea Company – or the equivalent.

E.          The Parties are entering into this Agreement to set out the terms and conditions by which The Founders of Poppy’s Teas, LLC wish to assign a 51% interest in Poppy’s to Lexaria; and the terms and conditions by which Lexaria could own up to a 75% interest in the Business; and the terms and conditions by which the Parties will form, fund, participate and operate the Business (the "Operations").

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree each with the other as follows:

1.     DEFINITIONS AND SCHEDULES

1.01     In this Agreement, unless the context otherwise requires, the following terms will have the following meanings:

"Effective Date" means the first business day following the day on which this Agreement is signed by both parties.

"Environmental Laws" means all applicable civil and criminal foreign, federal, state or local laws, statutes, ordinances, common law, rule, regulations relating to pollution or protection of the environment, human health and safety, and natural resources, including those relating to releases of Hazardous Materials or otherwise relating to the use, manufacture, processing, distribution, generation, treatment, storage, disposal, transport or handling of Hazardous Materials.

"Environmental Liability" means, with respect to any Person, any and all losses, liabilities, obligations, penalties, claims, lawsuits, criminal charges, claims, defenses, costs, judgments, trials, proceedings, damages, loss of profits, disbursements or expenses of any nature (including legal fees and the fees of consultants and experts and the expenses incurred in the investigation, defense or follow-up of any lawsuit, claim or proceeding, including any environmental claim) that may, on any date, be imposed on, incurred by or determined or ruled against, such person or any of its affiliates, shareholders, directors, officers, employees and/or agents, to the extent derived from or related to the exposure to any Hazardous Material, the release, presence, production, use, handling, emission, transportation, storage, treatment, discharge or disposal of any Hazardous Material and the infringement or alleged infringement of any Environmental Law.

“Founders” refers to the Founder’s of Poppy’s Teas, Marian Washington and Michelle Reillo

"Governmental Authorities" means any governments, whether federal, provincial, or municipal, and any branch, department or ministry thereof, or any governmental agency, authority, board, tribunal or commission of any kind whatsoever.

"Hazardous Material" means all materials, wastes or substances defined by, or regulated under, any Environmental Laws as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, special waste, industrial substance or waste, contaminant, pollutant, toxic waste, or toxic substance, including petroleum, petroleum-derived products or wastes, asbestos, radioactive materials or wastes and polychlorinated biphenyls. The term Hazardous Materials shall include in general any waste, material or substance that is of a corrosive, reactive, explosive, toxic, flammable or infectious nature pursuant to the Environmental Laws, including but not limited to radon gas, asbestos, friable asbestos, asbestos containing materials, lead and lead based paint, mold, polychlorinated biphenyls, urea formaldehyde foam insulation, underground or above-ground storage tanks, whether empty or containing any substance.

"Operations" has the meaning assigned thereto in Section 4.01 of this Agreement.

"Operations Assets" means those assets listed in Section 2.01 hereto and any future assets purchased by or on behalf of the Business and all other property, whether real or personal, which is owned, leased, held, developed, constructed or acquired for the Business by or on behalf of the Parties.

"Operations Loan" means any and all loans, debts, obligations incurred by the Parties to operate the Business in accordance with Section 6.02 hereof

"Law" or "Laws" means all applicable domestic and foreign national, federal, state and local Laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature. This expressly includes any federal, state or municipal rules that deal with the legality of any aspect of our product including ingredients, distribution, labeling, packaging, and product liability.

"Liabilities" means: (i) any and all penalties, costs, losses, damages, judgments, settlements, disbursements, expenses, fees, obligations, debts, duties, judgments and other liabilities howsoever characterized, whether known or unknown, accrued or unaccrued, actual, contingent or otherwise, and any and all actions, claims, contests, suits, proceedings, demands and other judicial or administrative actions seeking to impose any of the foregoing; and (ii) Environmental Liabilities.

"Management Agreements" has the meaning assigned thereto in Section 6.01.

"Management Compensation" has the meaning assigned thereto in Section 6.01.

“Manager” has the meaning assigned thereto in Section 4.02.

"Net Profits" means income available for distribution to the Parties after deducting all expenses incurred by the Business including but not limited to payment of the Management Compensation as determined by audited quarterly financial statements of the Business, and specifically exclude non-Business activities of the Parties.

"Operations" means all activities carried out by the Manager in respect of the Business.

"Ownership Interest" means all the right, title and interest of a Party in and to the Operations, the Operations Assets, any Operations Loan and accrued interest thereon and the Party's interest in and to this Agreement.

“Patents” refers to US Patent numbers 62010621 and 62037706 as it relates to adhering CBD and or THC to Fruit, Vegetables, Coffee Beans, Meat, Nuts, Spices and Herbs (including tea).

"Permitted Encumbrances" means:

a.	Liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

b.

servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the validity of title to or the value, marketability or use of the property subject thereto;

c.	liens for Taxes either not due and payable or due but for which notice of assessment has not been given;

d.	security given in the ordinary course of the Business to any Governmental Authority in connection with the operations of the Business, other than security for borrowed money;

e.

the reservations in any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

"Person" means any individual, firm, partnership, Operations, trust, corporation, Limited Liability Company, unincorporated organization, estate or other business entity.

"Parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

“Production Manager” has the meaning assigned to it in 4.02

"Tax" and "Taxes" shall mean any or all U.S. federal, provincial, local or foreign (i.e. Canadian) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed.

1.02     The following are Schedules to this Agreement:

          Schedule "A" – Poppy’s Tea Business plan and cost data Schedule "B" – Restrictive Legends

2.     INITIAL CONTRIBUTIONS & INTERESTS

2.01     The Parties contribute the following as their initial contributions to the Business:

(a)

PoViva, as its initial contribution, hereby contributes its intellectual property, Patents, know-how, experience, equipment, production methods, licenses, contacts and production management to the Operations.

(b)

LEXARIA, as its initial contribution, hereby contributes $50,000 to the Operations bank account, a pledge to invest an additional $75,000 in sales and marketing within 12 months of the execution of this Agreement, as well as its experience, know-how and contacts in marketing and brand building to the Operations.

2.02     The Parties shall have the following initial Ownership Interests under this Agreement and of the Business:

PoVivaPoViva		-	49%
Lexaria	-	51%

2.03     The Parties shall bear the costs arising under the operation of the Business as to the following, first by revenues from the business and operating account then as further described in this Agreement (the “Cost Interests”):

PoVivaPoViva		-	49%
Lexaria	-	51%

2.04     The Parties shall have the following insured liability for all things that are not operating costs arising under this Agreement and the operation of the business, paid first by revenues from the business and operating account then as to the following:

PoViva		-	49%
Lexaria	-	51%

2.05     The Parties shall receive all revenues and profits derived from the operation of the Business as to the following, as further described in this Agreement (the “Revenue Interests”):

PoViva		-	49%
Lexaria	-	51%

3.     REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01     Each of PoViva and Lexaria represents and warrants to the other as follows:

(a)	It is duly incorporated or organized and is in good standing as to the filing of annual returns under the laws of the jurisdiction of its incorporation.

(b)	It has the corporate or other power to enter into this Agreement.

(c)

All necessary and requisite corporate proceedings, resolutions and authorizations have been or will be taken, passed, done and given to authorize, permit and enable it to execute and deliver this Agreement.

(d)

The entering into of this Agreement will not be in contravention or constitute default under the laws of the incorporation jurisdiction of the Party or any indenture, deed, agreement, undertaking or obligation of the Party or to which it is a party.

(e)

There are no actions or proceedings pending or, to its knowledge threatened which challenge the validity of this Agreement or which might result in a material adverse change in the financial condition of any Party or which would materially adversely affect its ability to perform its obligations under this Agreement or any other document in connection with them.

(f)	This Agreement is a valid, binding and enforceable obligation of each of the Parties in accordance with its terms.

(g)

It will maintain its Lease Agreement and other corporate obligations in good standing and it will take all such actions as may be necessary to provide that the leased property will at all times during the term of this Agreement remain available for the operation of the Business.

(h)

It has not, and to the best of its knowledge and following due inquiry, nor has any other Person, in relation to the Business received any notice of any breach of any Law or notice of default of any of the terms or provisions of any agreements or instruments in respect of the Business and it has no knowledge of any act or omission or any condition with respect to the Business which could be give rise to any such notice.

(i)	None of the foregoing representations and warranties contains any untrue statement of a material fact or omits to state any material fact.

(j)

The issuance of any Common Shares by Lexaria to PoViva and/or its principals as contemplated herein is made pursuant to an exemption from the registration and prospectus requirements of applicable securities laws and each of Lexaria and PoViva’s confirms to and covenants with the other Party that:

(i)     it will comply with all requirements of applicable securities laws in connection with the issuance to it of the shares and the resale of any of the Shares; and

(ii)     the Shares have not been registered under the 1933 Act or the securities laws of any State of the United States and that PoViva does not intend to register the Shares under the Securities Act of 1933, or the securities laws of any State of the United States and has no obligation to do so.

(k)

Upon the issuance of the Shares to PoViva’s and until such time as is no longer required under applicable securities laws, the certificates representing the Shares will bear legends in substantially the form set forth in Schedule "B" hereto.

4.     FORMATION OF OPERATIONS AND MANAGEMENT

4.01     Upon completion of the transactions in Section 5.01(b) below, PoViva and Lexaria shall be deemed to have entered this Agreement for the operation and further development of the Business (the "Operations").

4.02     Upon the consummation of this Agreement, Lexaria will serve as the Manager of Business Operations (the “Manager”) of PoViva’s Teas. As Manager, Lexaria will oversee aspects of the business including, but not limited to, Accounting, Marketing, Capital Investment, Capital Raising, Sales, Branding, Advertising and Fulfillment. The Founders will serve as Production Manager and be responsible for all aspects of production, product quality, licensing, testing, and product legality. It is also expected that both parties to this Agreement will assist the other to fulfill their obligations as needed and the cost of business will be borne by revenues earned by the company and general corporate funds unless otherwise provided for in Sections 2.02 and 2.03.

4.03     At the time of formation of the Operations the Parties shall also establish a management committee to determine overall policies, objectives, procedures, methods and actions for the Operations (the "Management Committee"). The Management Committee shall consist of one member appointed by PoViva and one member appointed by Lexaria. Each Party may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Party shall be made or changed by notice to the other members.

4.04     For each batch of CBD oil purchased as a raw material to be used in PoViva’s products, The Production Manager will be responsible for assuring that the product inputs and the completed product comply with all applicable food and drug laws, and that the inputs and the finished products meet all applicable legal and quality standards including and as it relates to CBD content; THC content; molds and mildews; heavy metals; and may measure additional components. For a period of time PoViva’s will conduct an independent lab analysis to confirm that the inputs conform to all US laws and associated quality standards.

4.05     Each Party, acting through its appointed member in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Ownership Interest, EXCEPT AS NOTED in this Section

4.06.     The representative of the Party whose Ownership Interest is equal to, or greater than, 51% at any time will be the chairperson of Management Committee meetings and will have a deciding vote.

4.07     Each Party will have a minimum of read-only online access to banking transactions through the PoViva bank account and Lexaria will provide access to accounting records to each Party.

4.08     UNANIMOUS CONSENT of the Management Committee is required in each of these circumstances:

i)     Aggregate funding schedules or budgets for all aspects of building, growing and operating the Business that involve annual budgets of $150,000 or more;

ii)     Each capital expenditure incurred by the Business or Operations of more than $75,000 and each salary, wage or bonus offered by the Business or Operations of more than $75,000 per annum; or salary wage or bonuses paid to the same party, or capital expenditures paid to the same supplier or service provider that in aggregate exceed $75,000 per annum.

iii)     Sales or marketing deals or alliances which involve costs, discounts or concessions greater than $50,000 in any given year

4.09     The Management Committee shall hold regular meetings monthly or as frequently as requested by either party at agreed places or via teleconference if agreed by all parties. The Manager shall give seven (7) days’ notice to the Party of such meetings. Additionally, either Party may call a special meeting upon fifteen (15) days’ notice to the other Party. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Party is present; provided, however, that if a Party fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Party is represented by at least one appointed member, and a vote of such Party shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

(a)	If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Party may call the next meeting upon two (2) days’ notice to the other Party.

(b)

Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Party calling the meeting in the case of a special meeting, but any matters may be considered if either Party adds the matter to the agenda at least three (3) days before the meeting or with the consent of the other Party. The Manager shall prepare minutes of all meetings and each agenda for a meeting shall include the consideration and approval of the minutes of the immediately preceding meeting of the Management Committee.

4.10     In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Section 4.09. The Management Committee may also take actions in writing signed by all members.

4.11     Except as otherwise delegated to the Manager in Section 4.02, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions for the Operations. The Management Committee shall decide every question submitted to it by a vote.

4.12     Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties:

(a)	The Manager shall manage, direct and control Operations with best efforts towards maximum efficiencies and profitability.

(b)	The Manager shall keep the Operations Assets free and clear of all Encumbrances, except for those existing at the time of, or created concurrently with, the acquisition of such Operations Assets.

(c)

The Manager shall obtain and maintain for PoViva’s customary business and operational insurance at the cost of the firm, with such limits and deductibles, as would normally be maintained by a reasonably prudent manager in the circumstances.

(d)

The Manager shall keep the other Party advised of all Operations including but not limited to cash flow reports, revenue and expense reports, inventory reports, sales reports or any similar reports, by submitting in writing to the other Party every 30 days; or through the creation of such reports through SAGE accounting software and online access to same. At all reasonable times the Manager shall provide the other Party access to, and the right to inspect, audit, and copy all production reports, invoices, operations and other information acquired in Operations.

(e)	The Manager shall arrange for the Parties to be provided with complete operational quarterly financial statements every 90 days that are not more than 20 days in arrears.

(f)	The Manager shall allow the other Party, at such Party’s sole risk and expense, and subject to the Manager’s safety regulations, to inspect the Property and Operations at all reasonable times.

(g)	The Manager shall make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Operations Assets and the Business.

(h)	The Manager shall pay all Taxes, assessments and like charges on Operations and the Business.

(i)	The Production Manager shall:

(i)	apply for all necessary permits, licenses and approvals whether local, regional, provincial or federal;

(ii)	Be responsible for all aspects of production and product quality, as well as making certain the product complies in every way with federal, state and municipal rules and regulations

(iii)	Provide Lexaria with such information and in the manner described in section 5.01

(iv)	comply with applicable Laws in all substantial respects; and

(v)	notify promptly the Management Committee of any allegations of substantial violation thereof.

4.13     The Manager and Prodution Manager shall conduct all Operations in a good, workmanlike and efficient manner, in substantial accordance with sound industry standards and practices, and in substantial accordance with the terms and provisions of applicable leases, licenses, permits, contracts and other agreements pertaining to the Business and/or the Operations Assets. The Manager shall not be liable to the other Party for any act or omission resulting in damage or loss unless the same is a result of the Manager’s willful misconduct or negligence.

4.14     PoViva shall be overseen by three directors, two of which shall be appointed by Lexaria. Upon additional changes in ownership as contemplated in Section 5 of this agreement, that party owning 51% or more of PoViva will have the right to appoint a number of Directors proportional to each parties ownership.

5.     ACQUISITION OF OWNERSHIP INTERESTS

5.01     PoViva will initially retain a 49% Ownership Interest in the Business by satisfying the requirements set out in this Section 5.01:

a)	Executing this Agreement

b)

The Founders Make available and continuously update, at a new Lexaria web portal, in a mutually agreeable manner, sufficient material, input and structure to create a recognizable and ample repository of information regarding the benefits of CBD’s. This material shall include the Founder’s original work, original blog entries, testimonials, chat rooms, virtual chats, references to primary work, and other such reference material. The Founders agree to update and provide content for the length of the Agreement.

c)	The Founders will provide to Lexaria, for publication on its website, one original or proprietary blog per week for three years, related to the health benefits of CBD

d)

Extending to Lexaria an exclusive global licensing agreement (excluding the United States) for a period of three years after the effective date. This license will allow Lexaria to purchase for resale, from PoViva, for sale outside of the United States, CBD products at 25% over PoViva’s Production Costs.

e)	Contribution of Patents for the exclusive use of PoViva’s Teas in its day to day business

f)	Development of a cell phone application extolling the health benefits of CBD

g)	A commitment to exclusively produce PoViva’s Tea and other CBD foodproducts on behalf of PoViva’s for a period of three years

5.02     Lexaria will initially acquire a 51% Ownership Interest in the Business by satisfying the requirements set out in this Section 5.02. Lexaria will:

a)	Execute this Agreement

b)	Pay to Operations bank account US$50,000 as an initial amount to upgrade the Business as may be required to advance the Business

c)	Agree to Spend $75,000 over one year following the execution date of this agreement

d)	Agree to Extend to the Founders $25,000 worth of Lexaria common shares subject to a share lockup of six months as required by the Securities and Exchange Commission

e)	Agree to Pay the Founders $2000 a month for production consulting for a period of 12 months out of revenues, the operating account, or against the marketing budget

f)	Agree to Pay the Founders $2000 a month for marketing consulting for a period of 12 months out of revenues, the operating account, or against the marketing budget

g)	Agree to Provide the Founders a cash bonus in the amount of $50,000 should the company generate $300,000 in sales within 8 months of the execution of this agreement

h)

Agree to grant to PoViva a Right of First Refusal to produce under “white-label,” additional CBD-based products on behalf of Lexaria, but Lexaria reserves the right to engage other producers should Lexaria, in its reasonable discretion, believe PoViva’s to be uncompetitive to supply the products requested by Lexaria.

h)

As part of this Agreement, and once the terms of this Agreement have expired, the Founders will be automatically granted a lifetime license to personally produce products covered by patent numbers # 62010621 and 62037706. This personal license does not extend to any third party corporation, joint venture or partnership that would compete against PoViva’s Teas, LLC or Lexaria Corporation.

5.03     PoViva will reduce to a 25% Ownership Interest in the Business and Lexaria will acquire an additional 24% (total 75%) Ownership Interest in the Business by satisfying the requirements set out in this Section 5.03:

a)	Executing this Agreement and complying with Sections 5.01 and 5.02..

b)

In addition to Section 5.02 (c), spend US$100,000 on sales and marketing “PoViva’s by Lexaria” brand beginning within 60 days of executing this Agreement and completing spending within 24 months of executing this Agreement.

c)

Lexaria to pay to PoViva or to its principals 2.5 times trailing 12 months PoViva revenue (pro-rata) calculated from that date that this option is exercised. PoViva can receive up to 50% of this payment in LXRP common stock at PoViva’s discretion.

d)	This Section 5.03 is valid beginning November 15th, 2015 at 1PM EST and expires on November 15th, 2017 at 1PM EST.

6.     OPERATIONS

6.01     During the period commencing on the Execution Date until the third anniversary of the Execution Date, the Management Committee may enter into certain management agreements (the "Management Agreements") with certain employees or consultants of the Business pursuant to which such individuals will receive compensation to be specified for a period to be specified in the applicable Management Agreement (the "Management Compensation"). The Management Compensation shall be payable out of the gross profits of the Business provided however that any shortfall due to insufficient gross profits shall be paid by the Manager.

6.02     Funds required from time to time by the Parties to operate the Business will be obtained first by funding as to $50,000 by Lexaria into the Operations bank accounts. If either Party wishes to obtain an Operations Loan to fund a contribution to the Operations, they shall first provide the other Party with particulars of the terms of any such proposed Operations Loan including the amount of any commitment or other loan fees, the security required by the lender and other terms and conditions, and shall not finalize any such Operations Loan without the prior written approval of the other Party, such approval not to be unreasonably delayed or withheld. No Party may encumber the Business nor offer the Business as security without the express written permission of all other Parties to the Business.

6.03     Any Operations Loan entered into in accordance with Section 6.03 hereof shall be borne by the Parties hereto pro rata in proportion to their Costs Interest at the time of demand for payment by such bank or institution and if any of the Parties discharge any liabilities of the Parties either directly or pursuant to such guarantee given hereunder then the Party discharging the liabilities shall have the right to be reimbursed by the Party or Parties not so contributing so that in the end result each of the Parties shall have contributed in proportion as aforesaid.

6.04     Commencing on the Execution Date, the Net Profits shall be distributed to each of the Parties in proportion to their respective Revenue Interests on a quarterly basis provided however that until November 15th 2015 each party shall re-invest the lesser of 80% of the portion of Net Profits received by it, or an aggregate $250,000, the proportion of payment by each party calculated on a pro rata share of ownership, back into the Business for the further development of the Business. Thereafter any reinvestment of Net Profits by the Parties shall be determined by the Management Committee. Net Profit Distribution to take place from the Operations Bank account to the respective Party bank accounts within 10 days of the quarterly financial statement delivery.

6.05     If funds are required for the operation of the Business, or other expenses related to the Business, then the Parties agree to advance such funds in accordance with their Ownership Interests (the "Contribution"), upon the demand of the Management Committee.

6.06     If either Party (the "Defaulter") fails to provide his or her Contribution within 20 business days from the date required by the Management Committee (the "Deficiency"), then the Party who has paid its Contribution may give written notice to the Defaulter to pay its Deficiency. If such Defaulter does not pay its Deficiency within 45 days of such notice, that Party making its own Contribution as required (the "Contributor") will not be required to but may pay all or any part of the Deficiency on behalf of the Defaulter. If the Contributor pays all or any part of the Deficiency on behalf of the Defaulter:

(a)

The total amount advanced by the Contributor on behalf of the Defaulter will be aggregated from time to time and interest will accrue on the same from the date or dates of such contribution at a rate of interest equal to that charged by the JP Morgan’s prime rate plus six percent. Such total amount and all interest accrued and unpaid thereon from time to time will be herein called the "Deficiency Contribution";

(b)

Any Deficiency Contribution will be Payable by the Defaulter to the Contributor on demand by the Contributor and if not paid within 60 days the Defaulter agree to transfer ownership interest to the other Party at the rate of 1% of ownership interest for every $10,000 of defaulted amount, thus extinguishing the Deficiency.

6.07     Each Party agrees to indemnify and hold harmless the other from and against any loss, costs or damages it may suffer as a result of its failure to pay for its Ownership Interest of the amounts due and owing under the Business.

6.08     PoViva agrees to adopt a fiscal year end of August 31, and to have completed, third party-prepared quarterly financial statements for review and audit by Lexaria at any reasonable time.

7.     RESTRICTIONS ON TRANSFER/RIGHT OF FIRST REFUSAL

7.01     Except as otherwise expressly permitted in this Agreement:

(a)

no Party shall, at any time during the course of this Agreement, sell, transfer or otherwise dispose of or offer to sell, transfer or otherwise dispose of any of its Ownership Interest unless that Party (the "Offeror") first offers by notice in writing (the "Offer") to the other Parties (the "Others") pro rata in accordance with their Ownership Interest the prior right to purchase, receive or otherwise acquire the same;

(b)	the Offer shall set forth:

(i)	the Ownership Interest offered for sale;

(ii)	the consideration therefor expressed only in lawful US Dollars;

(iii)	the terms and conditions of the sale; and

(iv)	that the Offer is open for acceptance for a period of sixty days after receipt of such Offer by the Others;

(c)

any of the Others may accept such Offer and by such acceptance specify any additional portion of the Ownership Interest offered for sale that such Party is prepared to purchase in the event that any of the Others fail to accept such Offer and, if any of the Others fail to accept such Offer, such Party (pro rata if more than one) shall be entitled to purchase such additional portion of the Ownership Interest as shall be so available;

(d)

if, and to the extent the Offer is not accepted, the Offeror may sell, transfer or otherwise dispose of his remaining Ownership Interest to any other person, firm or corporation (the "Third Party") only for the consideration and upon the terms and conditions as set out in the Offer but only within the period of ninety days after the expiry of the period for acceptance by the Others and, if the Offeror does not do so, the provisions of this Section 6.0l will again become applicable to the sale, transfer or other disposition of his Ownership Interest and so on from time to time;

(e)

no disposition of any Ownership Interest in the Business permitted by this Section 6.01 shall be made unless the Third Party shall have entered into an agreement with the Others by which the Third Party shall be bound by and entitled to the benefit of the provisions of this Agreement and other Others shall enter into such an agreement; and

(f)

any Party who shall have disposed of all of their Ownership Interest in compliance with the provisions of this Agreement shall be entitled to the benefit of and be bound by only the rights and obligations which arose pursuant to this Agreement prior to such disposition.

7.02     Except as specifically provided herein, no Party shall mortgage, pledge, charge, hypothecate or otherwise encumber their Ownership Interest or any part thereof without the prior written consent thereto of the other Parties, which consent may be arbitrarily withheld.

7.03     Notwithstanding any other provision of this Agreement, no Party shall be entitled to sell, transfer or otherwise dispose of any of their Ownership Interest or any part thereof without first obtaining the consent of the other Parties, if such action would permit any other party to accelerate or demand the payment of any Operations Loan.

8.     DEFAULT

8.01     It is an event of default (a "Default") if a Party (the "Defaulting Party", the other Parties being the "Non-Defaulting Parties"):

(a)

fails to observe, perform or carry out any of his obligations hereunder and such failure continues for 30 days after any of the Non-Defaulting Parties have, in writing, demanded that such failure be cured;

(b)	fails to take reasonable actions to prevent or defend assiduously any action or proceeding in relation to any of their Ownership Interest for seizure, execution or attachment or which claims:

(i)	possession;

(ii)	sale;

(iii)	the appointment of a receiver or receiver-manager of its assets; or

(iv)	forfeiture or termination;

of or against any of the Ownership Interest of the Defaulting Party, and such failure continues for 30 days after a Non-Defaulting Party has, in writing, demanded that the same be taken or the Defaulting Party fails to defend successfully any such action or proceeding;

(c)	becomes bankrupt or commits an act of bankruptcy or if a receiver or receiver- manager of his assets is appointed or makes an assignment for the benefit of creditors or otherwise;

(d)	fails after fourteen days' notice in writing to the other to resolve by agreement a course of conduct requiring approval of the Parties in accordance with Section 8.01 hereof.

8.02     In the event of a Default, the Non-Defaulting Parties may do any one or more of the following:

(a)

pursue any remedy available to them in law or in equity, it being acknowledged by each of the Parties that specific performance, injunctive relief (mandatory or otherwise) or other equitable relief may be the only adequate remedy for a Default;

(b)

take all actions in their own names or in the name of the Defaulting Party or the Parties as may reasonably be required to cure the Default, in which event all payments, costs and expenses incurred therefor shall be payable by the Defaulting Party to the Non-Defaulting Parties on demand with interest at JP Morgan’s prime commercial rate of interest for its most creditworthy customers plus 6% per annum;

(c)	implement the buy-sell procedure as set out in Section 9.01 hereof;

(d)	waive the Default provided, however, that any waiver of a particular Default shall not operate as a waiver of any subsequent or continuing Default.

9.     BUY-SELL PROCEDURE

9.01     If any of the Parties are desirous of purchasing the Ownership Interest of a Defaulting Party as defined in Section 8.02 hereof, the transaction shall be initiated and completed in the following manner. The said party (hereinafter referred to as the "Offeror") shall give to the other party (hereinafter referred to as the "Offeree") notice in writing which shall contain the following terms and provisions:

(a)	the price for the Ownership Interest to be sold;

(b)	an offer to buy all of the Ownership Interest owned by the Offeree at a fixed price determined solely by the Offeror;

(c)	an offer to sell all of the Ownership Interest owned by the Offeror to the Offeree at a fixed price determined solely by the Offeror;

(d)	payment of an amount equal to the total purchase price in cash or by certified cheque or other valuable consideration on closing.

9.02     Upon receipt of the notice, the Offeree may, within a period of 30 days thereafter, accept either one of the offers contained in the notice and shall give written notification to the Offeror accepting either the Offeror's offer to purchase or the Offeror's offer to sell as contained in the notice.

9.03     The individual parties hereto agree that failure to accept within the time limited as aforesaid shall be for all intents and purposes be deemed to have been a rejection of the Offeror's offer to purchase in the same manner as if the Offeree had, in fact, rejected such offer to purchase by notice in writing. The appropriate offer in accordance with the foregoing and acceptance thereof by either notice in writing or the failure of the Offeree to accept the same shall be deemed to constitute a binding agreement of purchase and sale as set out in the Offeror's notice and in the terms and provisions of this Agreement. The transaction or transactions of purchase and sale arising from the foregoing shall be completed within sixty days after acceptance.

9.04     In the event of a sale of an Ownership Interest in the said Business as herein provided for, the party selling shall in this Section be referred to as the "Seller" and the party purchasing shall in this Section be referred to as the "Purchaser", and the following additional provisions shall apply:

(a)	the date scheduled for closing (the "Closing") may be at any earlier date agreed to and fixed by the individual parties hereto;

(b)	any amount payable under the agreement of purchase and sale or other agreed transaction shall be paid by way of cash or by way of certified cheque;

(c)

if, upon the date set for Closing, the Parties shall be indebted to the Seller in an amount recorded on the books of the Parties and verified by the auditors/accountants of the Parties, such indebtedness shall be paid to the Seller by the Parties at the time of Closing;

(d)

if, upon the date set for Closing, the Seller shall be indebted to the Parties in an amount so recorded and verified, the Purchaser shall be entitled under the purchase price to pay, satisfy and discharge all or any portion of such indebtedness and to receive and to take credit against the purchase for the amount or amounts so paid on account of such indebtedness;

(e)

if, on the date of Closing, the Seller is responsible on any covenant for the liabilities of Business the Purchaser shall procure for the Seller and deliver to him at the time of closing releases from any such covenants or guarantees or, failing that, shall indemnify the Seller from any claim, action, demand or liability that may arise by reason of such covenants or guarantees;

(f)

if, on the date of Closing, the Seller shall have any securities lodged with any person, including the Parties' bankers, to secure any indebtedness of the Parties, then the Purchaser shall deliver the same free and clear of any claims in connection with such indebtedness to the Seller. In the event the Purchaser is unable to deliver the same, then the Purchaser shall execute all such documents as may be reasonably required in order to indemnify and save harmless the Seller in relation thereto;

(g)

if, on the date of Closing, the Seller shall, for any reason, fail or refuse to complete the transaction, the Purchaser shall have the right upon such default without prejudice to any other rights which the Purchaser may have, upon payment by the Purchaser of the balance due on closing (less or plus any adjustment herein permitted) to the credit of the Seller in any chartered bank in the Province of British Columbia or the solicitors for the Business on behalf of and in the name of the Seller to complete the transaction as aforesaid and the Seller hereby irrevocably constitutes the Purchaser the true and lawful attorney of the Seller to complete the transaction and to execute any and every document necessary in that behalf;

(h)	between the date of any offer and the date of Closing of any ensuing transaction neither the Seller nor the Purchaser shall do or cause to be done anything except in the ordinary course of business;

(i)

notwithstanding any term or provision of this Agreement to the contrary, once any of the sale provisions hereinbefore referred to are invoked or become operative pursuant to the provisions of this Agreement, no other offer or notice of sale or intention to sell shall be given or accepted until the Closing or termination of the ensuing transaction.

10.     NO PARTNERSHIP

10.01     Except as otherwise expressed in this Agreement, the rights and obligations of the Parties will be, in each case, several, and will not be or be construed to be either joint or joint and several. Nothing contained in this Agreement will, except to the extent specifically authorized hereunder, be deemed to constitute a Party a partner, an agent or legal representative of the other Parties. It is intended that this Agreement will not create the relationship of a partnership among the Parties and that no act done by any Party pursuant to the provisions hereof will operate to create such a relationship.

11.     FINANCIAL

11.01     PoViva agrees to change its fiscal year-end to August 31 as soon as it is reasonable to do so.

11.02     Each Party shall be responsible for and pay their own respective corporate and personal tax and duty obligations, whether in Canada, the United States, or elsewhere, and each of the Parties shall hold the other and the Operations harmless and agree to indemnify them for those tax and duty obligations, as well as and costs of collection, interest, fines, penalties, or litigation.

11.03     The books of account of the Business shall be maintained on an accrual basis in accordance with US Generally Accepted Accounting Principles, consistently applied, and shall show all items of income and expense, all assets and liabilities and the contribution accounts of the Parties.

11.04     PoViva, or the 51% ownership interest party, shall:

(a)

cause to be prepared and furnished to Lexaria and/or any ownership partners of less than 49.9%, promptly after the close of each fiscal period a balance sheet of the Business dated as of the end of the fiscal period, a related statement of income or loss and a related statement of source and application of funds for the Business for such fiscal period, all of which shall be certified as “Notice To Reader”, and the same information for the fiscal period as is required to be included in the periodic reports referred to in (b) below.

(b)

upon request by Lexaria from time to time, provide to PoViva any information about the business and activities of the Business necessary for the tax returns of PoViva or other information on the business and affairs of the Business as may be reasonably requested by PoViva.

11.05     Any Party shall have the right from time to time at all reasonable times during usual business hours and without causing a material disruption of the Business, to audit, examine and make copies of or extracts from all records relating to the Business. Such right may be exercised through any agent or employee of such Party designated by it, or by independent accountants designated by such Party. Such Party shall bear all expenses incurred in any such audit or examination or for copies or extracts made at such Party's request.

12.     CONFIDENTIALITY

12.01     The making of this Agreement and the consummation of the transactions contemplated in this Agreement will be maintained as strictly confidential, and subject to the requirement of law and of governmental and regulatory authorities, none of the Parties will make any disclosure concerning the terms or conditions of this transaction or any other aspect of their dealings, including, but not limited to, information relating to finances, customers, technologies, or trade secrets except with the written consent of the other Parties or as is necessary in order to carry out their respective contributory duties under the terms of this Agreement.

12.02     The above restrictions will not apply to any information that:

(a)	is in the public domain through no fault of the recipient;

(b)	is authorized for disclosure by the disclosing Party;

(c)	is received by the recipient from another unrestricted source;

(d)	is independently developed by the recipient; or

(e)	is lawfully required to be disclosed by a court or other judicial proceeding in any jurisdiction.

12.03     The Parties agree that because monetary damages alone would be insufficient to consummate for a breach of these confidentiality provisions, any Party may seek any judicial, non-judicial or extraordinary relief available in any court with competent jurisdiction to prevent the breach of these provisions. This remedy is in addition to any other remedies that may be available.

13.     GENERAL PROVISIONS

13.01     This Agreement shall terminate:

(a)	if either Party sells or otherwise disposes of its Ownership Interest in the Business; or

(b)

The Parties, acting together, collectively sell the Business after which this Agreement will cease to have any effect or be binding upon the parties except in respect of the resolution of the rights and obligations of the parties during the period prior to such sale and the payment of all monies between the parties arising as a result; or

(c)	if the Parties hereto consent in writing to the termination hereof; or

(d)	in accordance with Section 5.01(g) hereof; or

(e)

in the event the any agency of the federal government of the USA passes laws, regulations or policies that prohibit the Business from being carried on in a lawful manner, this Agreement shall terminate within 30 days notice by either Party to the other Party, and the Parties will be released from all subsequent obligations under this Agreement, unless the Parties agree unanimously to extend this Agreement for an additional 12 months under the same terms and conditions.

13.02     PoViva and Lexaria shall execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

13.03     The provisions herein constitute the entire agreement between the Parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, including the LOI, between the Parties with respect to the subject matter hereof.

13.04     If any provision of this Agreement is unenforceable or invalid for any reason whatever, it shall not affect the enforceability or validity of the remaining provisions of this Agreement and such provision shall be severable from the remainder of this Agreement.

13.05     Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, courier service or by electronic communication, capable of producing a printed transmission to or delivered at the address of the other party first written above or at such other address as any of the parties may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed or couriered, forty-eight hours after the time of mailing or if sent by electronic communication on the date of such communication. If normal mail service or courier service is interrupted by strike, slow down, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

13.06     Time shall be of the essence hereof.

13.07     This Agreement shall be governed by and construed in accordance with the laws in force in the State of Nevada of the United States of America.

13.08     Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same shall be referred to a single arbitrator pursuant to the Commercial Arbitration Act of Nevada or its equivalent, and the determination of such arbitrator shall be final and binding upon the parties hereto.

13.09     The headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only.

13.10     Wherever the singular or the masculine is used throughout this Agreement the same shall be construed as being the plural or the feminine or the neuter or the body politic or corporate where the context so requires. The headings immediately preceding each paragraph are inserted for the purpose of convenience only and are to be excluded from any construction or interpretation of this Agreement.

13.11     Each of PoViva and Lexaria shall make, do and execute or cause to be made, done or executed all such further things, acts, documents, conveyances and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually.

13.12     This Agreement shall enure to the benefit of and be binding upon the Parties and their respective personal representatives, successors and permitted assigns.

13.13     This Agreement may be signed by facsimile, pdf email attachment or original and executed in any number of counterparts, and each executed counterpart will be considered to be an original. All executed counterparts taken together will constitute one agreement

-Signature Page Follows-

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

POPPY LLC
by its authorized signatory

Per:

Authorized Signatory

Authorized Signatory

LEXARIA CORP.
by its authorized signatory

Per:

Authorized Signatory

SCHEDULE "A"

Poppy’s Tea Business Plan and Cost Structure

POPPY’A TEAS, LLC BUSINESS PLAN

Execution Date November 15th, 2014

Executive Summary

Vision Statement

Poppy’s Teas, LLC envisions providing an array of Legal CBD teas enriched with CBD and/or THC for easy, flavorful, and healthy delivery via loose or tea bag form (patent is pending). An alternative to inhaled Legal CBD, Poppy’s Teas LLC provides Legal CBD teas which combine the antioxidant qualities of various teas with the benefits of CBD and/or THC, ready for convenient preparation by the patient as a hot or cold beverage.

Mission Statement

Poppy’s Teas, LLC intends to introduce into the Legal CBD marketplace a line of Legal CBD teas which provide the benefits of various teas, such as, but not limited to, green, black, and white, in combination with the benefits of CBD and/or THC in convenient, easy-to-prepare tea bags or as loose teas for use with tea balls or brewing systems.

The Company

Poppy’s Teas, LLC is a Legal CBD tea company located in Florida which has developed a collection of Legal CBD teas (patent pending) for sale online or in stores and dispensaries (CBD/THC teas may be sold where law allows; CBD enriched teas may be sold nationally and internationally). Poppy’s Teas, LLC is licensed in Florida and is managed by two owners of the company.

The Product

Poppy’s Teas, LLC presents a collection of CBD and/or THC enriched Legal CBD teas for use as hot or cold beverages. Conveniently offered in ready-to-use tea bags or loose tea forms, Poppy’s Teas are original, Legal CBD teas which offer an alternative for patients who do not wish to inhale cannabis. Tea is the second most popular beverage in the world, following water, maximizing the appeal for Legal CBD teas for health and well-being through the combination of antioxidants which naturally occur in teas and the benefits of CBD and/or THC. Offered in boxes of twelve, twenty-four, or forty-eight tea bags or as one pound containers of loose tea, Poppy’s Teas are priced to remain competitive and profitable in the Legal CBD industry.

The Market

The market for Legal CBD teas is national and international and the basis for tea consumption worldwide exceeds one billion consumers. Patients who desire an alternative to inhaled cannabis and individuals who wish to enjoy the benefits of CBD and /or THC via a hot or cold tea beverage are estimated at 10,000 thousand consumers per month in the United States alone. The profitability projection is therefore in excess of 2.6 million dollars annually for domestic sales.

The Competition

Poppy’s Teas, LLC holds a patent-pending status on a pioneering formula for Legal CBD teas, offered as CBD and/or THC enriched products, available in ready-to-use tea bag or loose tea forms. There are no other Legal CBD teas which provide CBD and/or THC with these formulas or delivery systems.

Operations

Poppy’s Teas, LLC is owned and operated by the two owners and utilizes a co-packaging company for packaging of the final tea products. The company intends to expand the number of employees and operations with investment funding.

Capital Requirements Plan

Poppy’s Teas, LLC is seeking $250,000 as investment funding. This money will be used to purchase such items as storage bins, grinders, and climate controlled rooms, marketing, and packaging materials.

Business Plan – POPPY’S TEAS, LLC

Vision Statement

Poppy’s Teas, LLC envisions providing an array of Legal CBD teas enriched with CBD and/or THC for easy, flavorful, and healthy delivery via loose tea form (patented). An alternative to inhaled Legal CBD, Poppy’s Teas LLC provides Legal CBD teas which combine the antioxidant qualities of various teas with the benefits of CBD and/or THC, ready for convenient preparation by the patient as a hot or cold beverage.

Mission Statement

Poppy’s Teas, LLC intends to introduce into the Legal CBD marketplace a line of Legal CBD teas which provide the benefits of various teas, such as, but not limited to, green, black, and white, in combination with the benefits of CBD and/or THC in convenient, easy-to- prepare as loose teas for use with tea balls or brewing systems.

The Company

Company History
Poppy’s Teas LLC was established in 2014 to address the need for Legal CBD teas for patients as an alternative to inhaled Legal CBD. Poppy’s Teas, LLC developed a formula which allows patients to enjoy the ease of ready-to-prepare loose teas for use in tea ball or brewing appliances. Teas are natural sources of healthy antioxidants and when combined with CBD and/or THC, provide dual benefits in flavorful hot or cold beverages.

Company Goals and Objectives
Poppy’s Teas, LLC intends to launch a line of Legal CBD teas, enriched with CBD and/or THC within six months. Poppy’s Teas, LLC holds a patent-pending on the formula and has filed for the secure status for these ready-to-prepare Legal CBD teas now available as loose teas.

Company Ownership Structure
Poppy’s Teas LLC is a limited liability company owned by Michele Reillo and Marian Washington.

Company Management Structure
The Poppy’s Teas, LLC is team managed by the two owners, Michele Reillo and Marian Washington. Both partners participate in the management of the company.

Management and Ownership Background
Michelle Reillo, PhD is a registered nurse with a doctorate in education. She has thirty years of teaching, research, and writing experience. Marian Washington, M.Ed., is a former collegiate coach and educator with over forty years of education, fitness, business, and managerial experience.

Organizational Timeline
Poppy’s Teas, LLC intends to release the first line of Legal CBD teas by December 15, 2014.

Company Assets
Poppy’s Teas, LLC has purchased internet services, computers, and tablets, equipment, and legal services valued at $10,000.

The Product

The Product
Poppy’s Teas, LLC will provide Legal CBD teas (patent-pending) enriched with CBD and/or THC in ready-to-use loose teas for use in tea balls or brewing appliances.

Product Patents
Poppy’s Teas, LLC holds a patent-pending status on the formula for Legal CBD teas.

Future Products
Poppy’s Teas, LLC intends to expand the collection of teas including CDB and/or THC combinations for hot or cold beverage use. Poppy’s Teas, LLC intends to include Poppy’s Ices based upon the formula for Poppy’s Teas.

Marketing Plan

The Target Market
The target market for Poppy’s Teas is international and includes Legal CBD patients and individuals who desire to add Legal CBD tea to their healthy lifestyle. CBD enriched teas are legal in the United States and Poppy’s Teas intends to also target a population of individuals who wish to incorporate CBD enriched teas as part of their wellness program.

Location Analysis
The company has a physical address and is establishing an internet website.

Established Customers
Although Poppy’s Teas, LLC does not yet have an existing customer base, market analysis indicates that Poppy’s Teas, LLC should enjoy strong sales from a worldwide array of Legal CBD patients and for CBD enriched teas, individuals who desire to enhance their wellness program by incorporating CBD and antioxidants into their regimens.

Pricing
Poppy’s Teas, LLC intends to competitively price the Legal CBD teas with an average of $150.00 for a 3 oz. tin of cbd tea.

Advertising
Poppy’s Teas, LLC will use the internet to establish and expand its standing in the marketplace.

Competitor Analysis

The Competitors
There are no competitors to Poppy’s Teas, whose patent-pending protects the only formula for ready-to-use Legal CBD teas in loose tea form.

Competitor Strategies
Poppy’s Teas, LLC has been granted a patent-pending for the Legal CBD tea formula, limiting competitor strategies.

SWOT Analysis (Strengths/Weaknesses/Opportunities/Threats)

Strengths
Poppy’s Teas, LLC has developed a ready-to-use Legal CBD tea product, in loose form, for use as a hot or cold beverage. This product development makes Legal CBD tea preparation efficient, flavorful, and available for patients who desire an alternative to inhalation of cannabis.

Weaknesses
Poppy’s Teas, LLC requires financial assistance to take advantage of the rapidly expanding cannabis marketplace. The production and availability of Poppy’s Teas will increase profitability rapidly, thereby necessitating an immediate production line establishment.

Opportunities
Opportunities for expansion and possible franchise exist to facilitate sales of Poppy’s Teas. International sales are likely to expand with marketing and increased availability of product.

Threats
Poppy’s Teas, LLC has protected the formula for the Legal CBD teas through patent application. The company has secured the full patent within the year allotment.

Operations

Daily Operations
Poppy’s Teas intends to sell the teas via the internet, available 24/7, 365 days per year. Phone support will be available upon request requested via the internet.

Operational Facilities
Poppy’s Teas, LLC intends to sell and market the Legal CBD teas via the internet.

Staffing
Poppy’s Teas, LLC is currently staffed by the two owners of the company.

Suppliers
Poppy’s Teas intends to purchase CBD and THC ingredients from licensed providers in California.

Capital Requirements Plan

Capital Requirements
Poppy’s Teas, LLC requires $250,000 equipment purchase, storage, and packaging for Poppy’s Teas.

Capital Repayment Plan
The debt obligations for Poppy’s Teas, LLC will be paid within five years.

Poppy’s Teas, LLC
Projected Cash Flow Statement (Indirect)
For the year ending the 1st day of January: (US Dollars)

2014
Cash Flows from Operations:	2,600,000
Net Income	1000
Depreciation	1000
Decrease in Accounts Receivable	200,000
Decrease in Inventory	500
Decrease in Supplies	1,000
Decrease in Prepaid Insurance	500
Decrease in Other Current Assets	5,000
Increase in Notes Payable (due within one year)	18,000
Increase in Accounts Payable	1,500
Increase in Wages Payable	25,000
Increase in Payroll Taxes Payable	600
Increase in Interest Payable	250
Increase in Income Taxes Payable	500
Increase in Other Current Liabilities	1,000
Net Cash From Operations	2,546,150

Cash Flows From Investing:
Sale of Plant, Property and Equipment	500
Sale of Long Term Investments	500
Dividends Received	200,000
Net Cash From Investing	201,000

Cash Flows from Financing:
Proceeds from Issuing New Stock/Bonds	0
Payments to Repurchase Stock/Bonds	0
Investment by Owner	0
Dividends Paid	0
Change in Notes Payable: (due after one year)	0
Net Cash From Financing	0

Net Change in Cash and Equivalents	2,747,150
Cash and Equivalents, beginning	10,000
Cash and Equivalents, ending	2,757,150

SCHEDULE "B"

Restrictive Legends

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date that is 6 months and one day from initial issuance of the security].

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.